UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Raymond V. Gilmartin	Merck & Co., Inc.
Chairman, President & Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

March 9, 2004

Dear Stockholders:

It is my pleasure to invite you to Merck’s 2004 Annual Meeting of Stockholders. We will hold the meeting on Tuesday, April 27, 2004, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

April 27, 2004

To the Stockholders:

The stockholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, April 27, 2004, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect five directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004;

•	consider and act upon a proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors;

•	consider and act upon a stockholder proposal concerning management compensation;

•	consider and act upon a stockholder proposal concerning extension of prescription drug patents;

•	consider and act upon a stockholder proposal concerning ethical and social performance of the Company;

•	consider and act upon a stockholder proposal concerning use of shareholder resources for political purposes;

•	consider and act upon a stockholder proposal concerning a report related to the global HIV/AIDS pandemic; and

•	transact such other business as may properly come before the meeting.

Only stockholders listed on the Company’s records at the close of business on February 24, 2004 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Vice President, Secretary and

Assistant General Counsel

March 9, 2004

[This Page Intentionally Left Blank]

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

March 9, 2004

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on February 24, 2004, the record date, and are entitled to vote at the meeting.

This proxy statement and 2003 annual report, along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning March 9, 2004. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. Merck will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to Merck Stockholder Services, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-800-613-2104. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

Q.	Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A:	This proxy statement and the 2003 annual report are located on Merck’s web site. Most stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q:	What am I voting on?

A: •	Election of five directors: Mr. Peter C. Wendell, Dr. William G. Bowen, Mr. William M. Daley, Dr. Thomas E. Shenk and Mr. Wendell P. Weeks;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004; and

•	Proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004 and FOR the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors.

You will also vote on the following stockholder proposals:

•	a proposal concerning management compensation;

•	a proposal concerning extension of prescription drug patents;

•	a proposal concerning ethical and social performance of the Company;

•	a proposal concerning use of shareholder resources for political purposes; and

•	a proposal concerning a report related to the global HIV/AIDS pandemic.

The Board recommends a vote AGAINST the stockholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:

In the election of directors, the five persons receiving the highest number of affirmative votes will be elected. The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors and approval of the stockholder proposals each require the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate. Approval of the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors requires approval of 80 percent of the shares outstanding entitled to vote. If the New York Stock Exchange considers this proposal to be routine, brokers will have discretionary authority to vote shares in the absence of voting instructions from beneficial owners. Abstentions on this vote are not counted as votes cast.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

Q:	How do I cumulate my votes in the election of directors?

A:	In connection with the cumulative voting feature for the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, when five directors are to be elected, a holder of 100 shares may cast 500 votes for a single nominee, apportion 100 votes to each of five nominees or apportion 500 votes in any other manner by so noting in the space provided on the proxy card. Beneficial owners should contact their broker, bank or nominee to cumulate votes for directors. The cumulative voting feature for the election of directors is also available by voting in person at the Annual Meeting; it is not available by telephone or the Internet.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004 and the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors and AGAINST the stockholder proposals on your behalf.

•	By telephone or the Internet. The telephone and Internet voting procedures established by Merck for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard LLC Employee Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), MSD Employee Share Ownership Plan, Merial 401(k) Savings Plan (“Merial Plan”) and Medco Health Solutions, Inc. 401(k) Savings Plan. Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in the same proportion as it votes shares for which voting instructions are received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, 2,224,499,576 shares of Merck Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to

908-735-1224. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	Are there any stockholders who own more than 5 percent of the Company’s shares?

A:	No stockholder owns more than 5 percent of Company shares. However, according to a filing made with the Securities and Exchange Commission on February 17, 2004, Fidelity, through its funds, subsidiaries and institutional accounts, owns 4.998 percent of the Company’s outstanding Common Stock.

Q:	When are the stockholder proposals due for the 2005 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel, WS 3A-65, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100 and received at this address by November 9, 2004.

If we receive notice after January 23, 2005 of a stockholder’s intent to present a proposal at the Company’s 2005 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $22,000, plus reasonable out-of-pocket expenses. Additional fees may be incurred in order to facilitate adoption of the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors, which requires an affirmative vote of 80 percent of the outstanding shares entitled to vote. Employees, officers and directors of the Company may also solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

Q:	What is the Company’s Web address?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/corporategovernance for the following information:

•	Restated Certificate of Incorporation of Merck & Co., Inc.

•	By-Laws of Merck & Co., Inc.

•	Policies of the Board—a statement of Merck’s corporate governance principles

•	Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, and Committee on Public Policy and Social Responsibility

•	Stockholder Communications with the Board

•	Merck Code of Conduct – Our Values and Standards

1.    ELECTION OF DIRECTORS

Five directors are to be elected by stockholders at this Annual Meeting. The Board is currently divided into three classes and the terms of the remaining directors expire in 2005 or 2006. If the Proposal to Amend the Restated Certificate of Incorporation to Declassify the Board of Directors (the “Declassification Amendment”), as more fully described beginning on page 33 of this proxy statement, is approved by stockholders at this Annual Meeting, all nominees will serve for one year terms expiring at the 2005 Annual Meeting of Stockholders. If the Declassification Amendment is not approved, one nominee will serve a one-year term expiring in 2005 and four nominees will serve three-year terms expiring in 2007.

The Board has recommended as nominees for election Mr. Peter C. Wendell, Dr. William G. Bowen, Mr. William M. Daley, Dr. Thomas E. Shenk and Mr. Wendell P. Weeks. Mr. Wendell was elected to the Board effective September 23, 2003 and Mr. Weeks was elected effective February 24, 2004, both to serve until this Annual Meeting and to stand for election by stockholders at the meeting. All other candidates have previously been elected by stockholders. After the election of five directors at the Annual Meeting, the Company will have thirteen directors, including the eight continuing directors whose present terms extend beyond the meeting. Information on the nominees and continuing directors follows.

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Nominees

For a term expiring in 2005

General Partner, Sierra Ventures (technology-oriented venture capital firm) for more than five years; Chairman, Princeton University Investment Co. since 2002

Trustee, Princeton University; Faculty, Stanford University Graduate School of Business

Peter C. Wendell Age—53 2003

For terms expiring in 2005 (Expiring in 2007 if the Declassification Amendment is not approved at this Annual Meeting)

President, The Andrew W. Mellon Foundation (philanthropic foundation) for more than five years

Director, American Express Company; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund; Chair, Board of Trustees, Ithaka (a non-profit information technology organization)

William G. Bowen, Ph.D. Age—70 1986

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

William M. Daley Age—55 2002

President, SBC Communications, Inc. (diversified telecommunications) since December 2001; Vice Chairman, Evercore Capital Partners L.P. (January to November 2001); Chairman, Vice President Albert Gore’s 2000 presidential election campaign (June to December 2000); Secretary of Commerce (January 1997 to June 2000)

Director, Boston Properties; Member, Council on Foreign Relations; Trustee, Loyola University

Thomas E. Shenk, Ph.D. Age—57 2001

Elkins Professor (since 1984) and Chairman (since 1996), Department of Molecular Biology, Princeton University; Investigator, Howard Hughes Medical Institute (1989 to 1999)

Director, Cell Genesys, Inc.; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine

President and Chief Operating Officer since April 2002, President, Optical Communications (2001 to 2002) and Executive Vice President, Optical Communications (1999 to 2001), Corning Incorporated (diverse technology company in the telecommunications, information display and advanced materials industries)

Director, Corning Incorporated

Wendell P. Weeks Age—44 2004

Directors Whose Terms Expire in 2005

Raymond V. Gilmartin Age—63 1994

Chairman of the Board, President and Chief Executive Officer of the Company for more than five years

Director, General Mills, Inc. and Microsoft Corporation; Chairman, International Federation of Pharmaceutical Manufacturers Associations; Executive Committee, Council on Competitiveness and Pharmaceutical Research and Manufacturers of America; Member, The Business Council and The Business Roundtable

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Anne M. Tatlock Age—64 2000

Chairman (since June 2000) and Chief Executive Officer (since September 1999), Fiduciary Trust Company International (global asset management services); President, Fiduciary Trust Company International (1994 to 2000)

Director, Franklin Resources, Inc. and Fortune Brands, Inc.; Trustee, American Ballet Theatre Foundation, The Andrew W. Mellon Foundation, The Conference Board, Cultural Institutions Retirement Systems, Howard Hughes Medical Institute, The Mayo Foundation, Teagle Foundation and Vassar College

Samuel O. Thier, M.D. Age—66 1994

Professor of Medicine and Professor of Health Care Policy, Harvard Medical School since 1994; President (April 1997 through December 2002) and Chief Executive Officer (July 1996 through December 2002), Partners HealthCare System, Inc.

Director, Charles River Laboratories, Inc. and Federal Reserve Bank of Boston; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, Institute of Medicine of the National Academy of Sciences and Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund; Trustee, Boston Museum of Science, Cornell University, The Commonwealth Fund and WGBH Public Television

Directors Whose Terms Expire in 2006

Lawrence A. Bossidy Age—69 1992

Retired; Chairman (July 2001 to June 2002), Chief Executive Officer (July 2001 to February 2002) (also Chairman and Chief Executive Officer from December 1999 to April 2000), Honeywell International Inc.; Chairman and Chief Executive Officer, AlliedSignal, Inc. (1991 to 1999)

Director, J.P. Morgan Chase & Co. and Berkshire Hills Bancorp, Inc.; Member, The Business Council and The Business Roundtable

Johnnetta B. Cole, Ph.D. Age—67 1994

President, Bennett College for Women since July 2002; Presidential Distinguished Professor, Emory University (September 1998 through August 2001)

Fellow, American Academy of Arts and Sciences and American Anthropological Association; Member, Council on Foreign Relations and National Council of Negro Women; Chair, Board of Trustees, United Way of America; Trustee, The Carter Center

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

William B. Harrison, Jr. Age—60 1999

Chairman and Chief Executive Officer (since December 2001), President and Chief Executive Officer (January to December 2001), J.P. Morgan Chase & Co. (financial services); Chairman and Chief Executive Officer (January through December 2000), President and Chief Executive Officer (June through December 1999), Vice Chairman (1991 to December 1999), The Chase Manhattan Corporation

Member, The Business Council, The Business Roundtable, The Financial Services Forum and The Financial Services Roundtable

William N. Kelley, M.D. Age—64 1992

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine since 2000; Chief Executive Officer, University of Pennsylvania Health System, Dean of the School of Medicine and Executive Vice President, University of Pennsylvania (1989 to 2000)

Director, Beckman Coulter, Inc. and GenVec, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; Trustee, Emory University

Heidi G. Miller, Ph.D. Age—50 2000

Executive Vice President (since March 2002) and Chief Financial Officer (since May 2002), Bank One Corporation (bank holding and financial services company); Vice Chairman, Marsh Inc. (January 2001 to March 2002); Senior Executive Vice President, Chief Financial Officer and Director, Priceline.com (February to November 2000); Chief Financial Officer, Citigroup (1998 to 2000)

Director, General Mills, Inc.

Independence of Directors

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between Merck and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a former employee of the Company. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the New York Stock Exchange as in effect from time to time. The Committee on Corporate Governance reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Consistent with these considerations, the Board affirmatively has determined that all directors are independent directors except Mr. Gilmartin, who is a Company employee.

Relationships with Outside Firms

Mr. William B. Harrison, Jr. is a director of the Company and in 2003 was the Chairman and Chief Executive Officer of J.P. Morgan Chase & Co., which provided financial advisory, commercial and investment banking services to the Company during 2003, including with respect to the Company’s spin-off of Medco Health Solutions, Inc. and the acquisition of shares of Banyu Pharmaceutical Co., Ltd.

Ms. Anne M. Tatlock is a director of the Company and in 2003 was the investment manager for certain customer accounts at Fiduciary Trust Company International. Those accounts may, at times, hold shares of Merck Common Stock. However, Ms. Tatlock has divested all voting and/or investment power over any shares of Merck Common Stock held in those accounts and she disclaims beneficial ownership of any such shares.

Dr. Johnnetta B. Cole is the Chair of the Board of Trustees of United Way of America. The Company, its affiliates and employees contribute to various United Way organizations.

Board Committees

The Board of Directors has six standing committees: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, and Committee on Public Policy and Social Responsibility. Members of the individual committees are named below:

Audit	Corporate Governance	Compensation and Benefits	Executive	Finance	Public Policy and Social Responsibility
H. G. Miller (*)	L. A. Bossidy	L. A. Bossidy(*)	L. A. Bossidy	J. B. Cole	W. G. Bowen
T. E. Shenk	W. G. Bowen (*)	W. G. Bowen	W. G. Bowen	H. G. Miller	J. B. Cole
S. O. Thier	W. N. Kelley	J. B. Cole	R. V. Gilmartin (*)	A. M. Tatlock (*)	W. M. Daley
W. P. Weeks	A. M. Tatlock	W. M. Daley	S. O. Thier		W. B. Harrison, Jr.
P. C. Wendell	S. O. Thier	W. N. Kelley			T. E. Shenk
S. O. Thier (*)

(*)	Chairperson

The Audit Committee, which is comprised of independent directors, is governed by a Board-approved charter that contains, among other things, the Committee’s membership requirements and responsibilities. The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 31 of this proxy statement. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under “Stockholder Communications with the Board” on page 15 of this proxy statement. The Audit Committee’s Report is included on page 31 of this proxy statement and the Committee Charter is available on the Company’s website.

Financial Expert on Audit Committee:    The Board has determined that Dr. Heidi G. Miller, who currently is the Executive Vice President and Chief Financial Officer of Bank One Corporation, and who previously was the chief financial officer for three different public companies, is the Audit Committee financial expert. The Board made a qualitative assessment of Dr. Miller’s level of knowledge and experience based on a number of factors, including her formal education and experience as chief financial officer for reporting companies.

On January 14, 2004, J. P. Morgan Chase & Co. and Bank One Corporation announced that they had agreed to a merger of the two companies. Mr. Harrison is Chairman and Chief Executive Officer of J. P. Morgan Chase and Dr. Miller, as noted above, is an executive officer of Bank One. As a result of this planned transaction, Dr. Miller will resign from the Audit Committee effective March 15, 2004, and from the Board effective upon the consummation of the transaction.

The Board has determined that Mr. Peter C. Wendell will be the Audit Committee financial expert when Dr. Miller resigns from the Audit Committee. In 1982 Mr. Wendell founded Sierra Ventures, a private technology-oriented venture capital firm with committed capital now exceeding $1 billion. Mr. Wendell has served continuously as a General Partner of Sierra Ventures since its inception and has been responsible for originating and managing a large number of different investments, which includes a careful evaluation of Sierra Ventures’ portfolio companies’ financial statements, internal controls and procedures for financial reporting. Sierra has invested in more than 50 companies and more than 15 of those companies have grown to become publicly traded. Mr. Wendell has served as a director of more than five publicly-traded companies and more than ten private companies, actively monitoring their financial statements and performance on a monthly basis. He has also served on the boards of directors of five non-profit entities including chairman of the board of the Princeton University Investment Company, the organization responsible for Princeton’s nine billion dollar endowment. In addition, Mr. Wendell served as chief financial officer of Sierra Ventures for its first eight years and subsequently actively supervised Sierra Ventures’ chief financial officer for an additional four years. Since 1991, Mr. Wendell has held a faculty appointment at Stanford University’s Graduate School of Business, where he teaches as part of the finance group of the faculty. The Board’s determination that Mr. Wendell will be the Audit Committee financial expert is based on the Board’s qualitative assessment of Mr. Wendell’s level of knowledge and experience as described above.

The Committee on Corporate Governance, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.

A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Company. Recommendations must be received by November 9, 2004 in order for a candidate to be considered for election at the 2005 Annual Meeting. As set forth in the Company’s By-Laws, each notice of nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting, except Mr. Peter C. Wendell and Mr. Wendell P. Weeks, were previously elected by stockholders. Messrs. Wendell and Weeks, new candidates for election by stockholders, joined the Board in September 2003 and February 2004, respectively. Mr. Wendell came to the attention of the Committee on Corporate Governance through the recommendation of a Committee member. Mr. Weeks initially was recommended by a search firm hired by the Committee to identify candidates who meet the criteria outlined above.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board are available on the Company’s website.

The Compensation and Benefits Committee, which is comprised of independent directors, consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It makes recommendations to the Board of Directors on compensation generally, executive officer salaries, bonus awards and stock option grants, special awards and supplemental compensation. The Committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. It also administers the Company’s Executive Incentive Plan, Base Salary Deferral Plan, Deferral Program and Incentive Stock Plan and appoints and monitors the Management Pension Investment Committee. The Compensation and Benefits Committee Report on Executive Compensation is included on page 19 of this proxy statement and the Committee Charter is available on the Company’s website.

The Executive Committee acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board. The Executive Committee Charter is available on the Company’s website.

The Finance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary. The Finance Committee Charter is available on the Company’s website.

The Committee on Public Policy and Social Responsibility, which is comprised of independent directors, advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect the Company’s business; reviews the positions and strategies that the Company pursues to influence public policy; monitors and evaluates the Company’s corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact the Company’s stockholders, customers, employees and communities in which it operates. The Committee on Public Policy and Social Responsibility Charter is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

Mr. Lawrence A. Bossidy, Dr. William G. Bowen, Dr. Johnnetta B. Cole, Mr. William M. Daley and Dr. William N. Kelley served on the Compensation and Benefits Committee during 2003. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2003.

Board and Board Committee Meetings

In 2003, the Board of Directors met nine times. Board committees met as follows during 2003: Committee on Corporate Governance, seven times; Audit Committee and Compensation and Benefits Committee, six times; Committee on Public Policy and Social Responsibility and Finance Committee, once. No meetings of the Executive Committee were held in 2003. All incumbent directors attended at least 75 percent of the meetings of the Board and of the committees on which they served.

Under the Policies of the Board, Directors are expected to attend regular Board meetings, Board committee meetings and annual stockholder meetings. Ten of the Company’s eleven directors, who then comprised the Board, attended the 2003 Annual Meeting of Stockholders.

Non-management directors met without management in three executive sessions in 2003. The Chairpersons of the Committee on Corporate Governance and the Compensation and Benefits Committee each presided over at least one executive session.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board, or specified individual directors, according to the procedures described on the Company’s website at www.merck.com/about/corporategovernance.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct – Our Values and Standards, which is also available on the Company’s website noted above.

Board’s Role in Strategic Planning

The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, and Committee on Public Policy and Social Responsibility), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management sets aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its summer meeting with the Board at an extended meeting that usually occurs in the fall. This meeting is focused on corporate strategy and involves both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, the Board typically reviews the Company’s overall annual performance at a meeting in the fall and considers the following year’s operating budget and capital plan in December. The Board at its February meeting usually finalizes specific criteria against which the Company’s performance will be evaluated for that year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Compensation of Directors

Each director who is not a Company employee is compensated for services as a director by an annual retainer of $45,000 and a meeting fee of $1,200 for each Board and committee meeting attended. In addition, Chairpersons of the Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, and Committee on Public Policy and Social Responsibility are compensated for such services by an annual retainer of $5,000. A director who is a Company employee does not receive any compensation for service as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a participant in the Program is $10,000 in any calendar year.

Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Plan for Deferred Payment of Directors’ Compensation”), each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of 20 investment measures, including the Company’s Common Stock, and is payable in cash in installments or as a lump sum on or after termination of service as a director. In addition to the compensation described above, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation of an amount equal to the value of one-third of the annual cash retainer.

In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) (which excludes current or former employees of the Company) was discontinued for directors who joined the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors’ Compensation. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997. No current director is accruing a benefit under the Directors’ Retirement Plan.

Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 2001 (the “2001 Non-Employee Directors Stock Option Plan”), on the first Friday following the Company’s Annual Meeting of Stockholders, non-employee directors each receive an option to purchase 5,000 shares of Merck Common Stock. The options issued since April 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date. Options issued prior to April 2002 become exercisable five years from the grant date and all options expire ten years from the grant date. The exercise price of the options is the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 2001 Non-Employee Directors Stock Option Plan and the prior plans, the 1996 Non-Employee Directors Stock Option Plan and the Non-Employee Directors Stock Option Plan, allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Stock ownership guidelines for directors are set forth in the Policies of the Board, which are available on the Company’s website. A target ownership level of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practical. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation are included in the target goal.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director of the Company; (b) each executive officer of the Company named in the Summary Compensation Table; and (c) all directors, nominees and executive officers as a group. No person or group owns more than 5 percent of the outstanding shares of Merck Common Stock. Unless otherwise noted, the information is stated as of February 17, 2004 and the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock(a)
Name of Beneficial Owner	Shares Owned (b)		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Percent of Class
Raymond V. Gilmartin	600,664	(c)(d)	2,384,273	*
Lawrence A. Bossidy	34,110		10,198	*
William G. Bowen	34,995	(d)	3,868	*
Johnnetta B. Cole	460		8,510	*
William M. Daley	189	(d)	1,758	*
William B. Harrison, Jr.	1,400		1,758	*
William N. Kelley	2,435		10,198	*
Heidi G. Miller	2,600	(c)(d)	1,758	*
Thomas E. Shenk	1,000		1,758	*
Anne M. Tatlock	962	(d)	1,758	*
Samuel O. Thier	20		1,758	*
Wendell P. Weeks	200	(d)	0	*
Peter C. Wendell	2,500		0	*
David W. Anstice	119,564	(c)	907,292	*
Peter S. Kim	629		161,764	*
Judy C. Lewent	269,630		910,808	*
Per Wold-Olsen	150,835		738,493	*

All Directors, Nominees and Executive Officers as a Group	1,292,165	(c)	7,270,144	*

(a)	Number of securities adjusted to reflect spin-off of Medco Health Solutions, Inc. on August 19, 2003.

(b)	Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan for the accounts of individuals as follows: Mr. Gilmartin—6,990 shares, Mr. Anstice—4,587 shares, Dr. Kim—203 shares, Ms. Lewent—5,969 shares, Mr. Wold-Olsen—6,475 shares, and all directors and executive officers as a group—47,018 shares. Does not include phantom shares denominated in Merck Common Stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck & Co., Inc. Deferral Program as follows: Mr. Gilmartin—107,389 shares, Mr. Bossidy—10,952 shares, Dr. Bowen—8,103 shares, Dr. Cole—7,803 shares, Mr. Daley—2,756 shares, Mr. Harrison—5,359 shares, Dr. Kelley—22,866 shares, Dr. Miller—4,151 shares, Dr. Shenk—2,750 shares, Ms. Tatlock—5,920 shares, Dr. Thier—7,584 shares, Mr. Wendell—755 shares, Mr. Anstice—6,808 shares, Ms. Lewent—9,168 shares, and all directors and executive officers as a group—202,616 shares. Does not include restricted stock units denominated in Merck Common Stock under the 2004 Incentive Stock Plan as follows: Dr. Kim—15,000 shares and all directors and executive officers as a group—38,000 shares.

(c)	Does not include shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin—23,200 shares, Dr. Miller—5,000 shares, Mr. Anstice—539 shares, and all directors and executive officers as a group—52,254 shares. Excludes 23,335 shares beneficially held by a family limited partnership in a trust for the benefit of Mr. Gilmartin’s family; Mr. Gilmartin disclaims beneficial ownership in the trust of which his spouse is a trustee.

(d)	Includes shares of Common Stock in which the beneficial owners share voting and/or investment power as follows: 132,235 shares held by Mr. Gilmartin in a family limited partnership; 9,030 shares held by Dr. Bowen’s spouse and trusts for which he is a trustee; 189 shares held in a trust for Mr. Daley’s spouse; 600 shares held in custodial accounts for Dr. Miller’s minor children; 562 shares held by Ms. Tatlock’s spouse; and 100 shares held in a custodial account for Mr. Weeks’ minor child.

*	Less than 1 percent of the Company’s outstanding shares of Common Stock.

Compensation and Benefits Committee

Report on Executive Compensation

The Compensation and Benefits Committee of the Board (the “Committee”) approves compensation objectives and policies for all employees and sets compensation for the Company’s executive officers, including the individuals named in the Summary Compensation Table.

The Committee is comprised entirely of independent directors.

Objectives and Policies

The Committee seeks to ensure that:

•	rewards are closely linked to Company-wide, division, area, team and individual performance;

•	the interests of the Company’s employees are aligned with those of its stockholders through potential stock ownership; and

•	compensation and benefits are set at levels that enable the Company to attract, retain and motivate the highly qualified employees necessary to achieve the Company’s objectives.

The Committee applies these objectives and policies through the broad and deep availability of both performance-based cash and other incentives such as stock option grants.

Further, consistent with the long-term focus inherent within the Company’s R&D-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.

The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

Provided that other compensation objectives are met, it is the Committee’s intention that executive officer compensation be deductible for federal income tax purposes.

Total Compensation

Total compensation for executive officers comprises both short-term and longer-term elements. The short-term elements are base salary and bonus awards under the stockholder-approved Executive Incentive Plan (“EIP”). The longer-term elements are incentives such as stock option grants under the stockholder-approved Incentive Stock Plan (“ISP”).

Comparisons of total compensation (including the above-stated elements) are made within the healthcare industry by reference to U.S.-headquartered companies. In 2003, other leading healthcare companies included Abbott Laboratories, Bristol-Myers Squibb, Johnson & Johnson, Eli Lilly, Pfizer, Schering-Plough and Wyeth. Companies headquartered outside the United States are generally excluded from this comparison since executive officers of such companies typically reside in the country where their company is based and compensation practices differ. The Committee also considers broader industry information that it judges to be appropriate.

Base Salary

Executive officer base salaries are based on level of position within the Company and individual contribution, with reference to base salary levels of U.S.-based executives at other leading healthcare companies.

Bonus Awards

The Committee aims to provide performance-based cash incentive opportunities broadly and deeply throughout the organization.

Executive officer bonus targets are based on level of position within the Company and individual contribution, with reference to levels of bonus and total cash compensation (base salary plus bonus) of U.S.-based executives at other leading healthcare companies.

Individual bonus awards are determined with reference to Company-wide, division, area, team and individual performance for the previous fiscal year, based on a wide range of measures that permit comparisons with competitors’ performance and internal targets set at the start of each fiscal year. Performance measures for 2003 covered operational, strategic and human resources areas. Approximately 70 percent of the objectives were based on quantitative measures of performance. The operational measures were the changes in earnings per share and sales compared to other leading healthcare companies (AstraZeneca, Aventis, Bristol-Myers Squibb, GlaxoSmithKline, Johnson & Johnson, Eli Lilly, Novartis, Pfizer, Roche Holding, Schering-Plough and Wyeth) and the change in the Company’s return on operating assets versus the prior year. The Company used the same high standards for earnings per share growth, sales growth and return on operating assets that have been applied in prior years, notwithstanding that financial results in 2003 would continue to be significantly impacted by patent expirations. The strategic measures refer primarily to the Company’s communicated goal of being a top-tier growth company by continuing a strong commitment to research and productivity improvements in manufacturing and key business processes. In 2003, strategic measures also included the successful spin-off of Medco Health Solutions, Inc. (“Medco Health”), and the tender offer and subsequent integration of Banyu Pharmaceutical Co., Ltd. (“Banyu”). The human resources measures refer to building talent, organizational capability and an effective work environment. These were assessed through a review of Company achievements in succession planning, leadership development and organization effectiveness, and improvements in diversity and work environment. The Company met its performance objectives in 2003 with respect to productivity improvements and exceeded objectives relating to the Medco Health spin-off, Banyu integration and human resources management; however, operating performance was below long-term growth objectives and the Company did not achieve its research objectives. In addition to Company-wide measures of performance, the Committee considered those performance factors particular to each executive officer (i.e., the performance of the division or area for which such officer had management responsibility and individual managerial accomplishments).

The Committee judged that executive officer bonus awards for 2003 were consistent with the level of accomplishment and appropriately reflected Company performance, including the changes in earnings per share, sales, and return on operating assets, and progress in research, manufacturing productivity and the management of human resources. The Committee relied heavily, but not exclusively, on these measures. It exercised judgment and discretion in light of these measures and in view of the Company’s compensation objectives and policies described above to determine overall bonus funds and individual bonus awards.

Stock Options

Within the total number of shares authorized by stockholders, the Committee aims to provide incentives such as stock option grants broadly and deeply throughout the organization.

Executive officer stock option grants are based on level of position within the Company and potential for individual contribution, with reference to levels of stock options and total direct compensation (total cash compensation plus stock options) of U.S.-based executives at other leading healthcare companies. The Committee also considers previous stock option grants. As with the determination of base salaries and bonus awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies. The exercise price of stock option grants is set at fair market value on grant date. Under the stockholder-approved Incentive Stock Plans, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. Subject to the terms applicable to such grants, the stock options granted to executive officers since 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. Stock options granted prior to 2002 and currently held by executive officers could be first exercised five years from the grant date. The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price.

Stock Ownership Guidelines

The Committee expects senior management globally (about 200 employees), including the Chief Executive Officer and other executive officers named in the Summary Compensation Table, to hold Merck Common Stock in an amount representing a multiple of base salary. For the Chief Executive Officer, the multiple is ten; for the other executive officers, the multiple is five. The Committee further expects that, until such multiples are reached, employees covered by the guidelines hold a proportion of shares that may be purchased with the net gain from the exercise of stock options, after deducting the exercise price, taxes and transaction costs. For the Chief Executive Officer, the proportion is 70 percent; for the other executive officers, the proportion is 60 percent.

Changes in Stock-Based Compensation

The Company recently completed the first phase of a stock-based compensation study and decided to make certain changes starting in 2004. The changes discussed in this section apply to the Chief Executive Officer, other senior management globally and certain other management employees based in the United States. Under the new approach, the Company will grant stock options, performance share units (“PSUs”) and restricted stock units (“RSUs”). Importantly, the financial value of individual stock-based incentive grants under the new approach is designed to be equivalent to the prior approach; only the mix of stock vehicles will change. Additionally, stock options will remain the Company’s primary long-term incentive.

The Chief Executive Officer will receive a combination of stock options and PSUs, thereby making his stock-based compensation entirely dependent on the long-term appreciation of the Company’s stock price and on Company performance. Other senior management globally will receive a combination of stock options, PSUs and RSUs. Certain other management employees based in the United States will receive a combination of stock options and RSUs. The stock options previously allocated for grants will be replaced with PSUs and/or RSUs on a 3-for-1 basis (options to share units). The replacement ratio takes into account that the value of a PSU or RSU is greater than an option to purchase a share of stock because a unit represents the potential payout of a full share whereas a stock option provides the opportunity for financial gain based solely on the increase, if any, in stock price from grant date to exercise date.

Both PSU and RSU payouts will be in shares of Merck Common Stock after the end of a three-year period, subject to the terms applicable to such awards. Additionally, PSU payouts will be contingent on earnings per share growth compared to other leading healthcare companies. Depending on the Company’s rank within its peer group, a grantee will be paid a number of shares equal to 0 percent to 200 percent of the number of target PSUs awarded at the start of the performance period. It is expected that PSUs will more closely align senior management rewards with achievement of longer-term objectives relating to earnings per share growth and, in turn, enhance stockholder value. It is also believed that the new combination of stock-based incentives will benefit stockholders by enabling the Company to better attract and retain top talent in a marketplace where such incentives are prevalent.

It is the Company’s intention to continue its study of stock-based compensation and make appropriate changes, if any, to the stock option program currently in place for the Company’s broader population of employees.

Compensation of the Chief Executive Officer

Mr. Gilmartin’s compensation in 2003, including base salary, bonus award and stock option grant, was determined within the same framework established for all executive officers of the Company.

Effective March 1, 2003, Mr. Gilmartin’s base salary was increased to $1,600,008.

Mr. Gilmartin’s bonus award was $1,375,000 for 2003. The award was determined in light of the Company performance measures relating to earnings per share, sales growth, return on operating assets and results in research, manufacturing productivity and the management of human resources. As stated previously, the Company met its performance objectives in 2003 with respect to productivity improvements and exceeded objectives relating to the Medco Health spin-off, Banyu integration and human resources management; however, operating performance was below long-term growth objectives and the Company did not achieve its research objectives. The Committee also considered Mr. Gilmartin’s performance against his personal performance objectives, which were established by the Committee at the beginning of the performance year to support the achievement of the Company’s objectives.

On February 28, 2003, Mr. Gilmartin was granted a stock option to purchase 500,000 shares of Merck Common Stock at the exercise price of $52.71. The exercise price of the stock option was set at fair market value on the grant date. This stock option was adjusted in connection with the spin-off of Medco Health; as a result, Mr. Gilmartin now holds a stock option to purchase 527,495 shares of Merck Common Stock at an exercise price of $49.96. All other stock options that had been granted by the Company and that were outstanding on the date of the spin-off were similarly adjusted. Subject to the terms applicable to his grants, the stock options granted to Mr. Gilmartin since 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. Stock options granted prior to 2002 and currently held by Mr. Gilmartin could be first exercised five years from the grant date.

The Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in aggregate, for Mr. Gilmartin in 2003.

Compensation Analyses and Reviews

The Company periodically retains an outside compensation consultant to compare base salary and incentive compensation programs for the Company’s executive officers with those of other leading healthcare companies and leading industrial companies to ensure that they are appropriate to the Company’s objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers. In addition, the Committee itself has retained an outside compensation consultant to independently advise the Committee, as requested, on compensation objectives and policies for all employees and the setting of executive officer compensation.

Compensation and Benefits Committee

Lawrence A. Bossidy
Chairperson

William G. Bowen	Johnnetta B. Cole
William M. Daley	William N. Kelley

Summary Compensation Table

The following table summarizes compensation earned in 2003, 2002 and 2001 by the Chief Executive Officer and the four other most highly paid individuals who were executive officers at the end of 2003.

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation			All Other Compensation ($)
		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Awards		Payouts
							Restricted Stock Awards ($)	Securities Underlying Options/SARs (a)(b) (#)	LTIP Payouts ($)
Raymond V. Gilmartin Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$1,583,340 1,483,334 1,383,338	$1,375,000 1,500,000 1,500,000		$ — — —		— — —	527,495 527,495 527,495	— — —	$9,000 9,000 7,650	(c) (c) (c)

Judy C. Lewent Executive Vice President, Chief Financial Officer and President, Human Health Asia	2003 2002 2001	720,000 607,500 563,334	615,000 585,000 600,000		— — —		— — —	137,149 158,249 158,249	— — —	9,000 9,000 7,650	(c) (c) (c)

Per Wold-Olsen President, Human Health– Europe, Middle East & Africa	2003 2002 2001	585,004 554,170 520,834	550,000 540,000 540,000		— — —		— — —	137,149 137,149 137,149	— — —	9,000 9,000 7,650	(c) (c) (c)

David W. Anstice President, Human Health	2003 2002 2001	606,674 586,670 563,334	520,000 520,000 500,000		— — —		— — —	137,149 137,149 158,249	— — —	9,000 9,000 7,650	(c) (c) (c)

Peter S. Kim President, Merck Research Laboratories	2003 2002 2001	610,008 437,499 366,663	500,000 420,000 576,639	(e)	140,580 149,597 175,211	(d) (d) (f)	— — —	210,998 137,149 131,874	— — —	9,000 9,000 0	(c) (c)

(a)	Number of securities adjusted to reflect the spin-off of Medco Health Solutions, Inc. on August 19, 2003.

(b)	No stock appreciation rights were granted to the executive officers named in the Summary Compensation Table.

(c)	Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(d)	Includes $100,000 of principal on a $500,000 loan being forgiven over five years (see “Employment Contracts” on page 29 of this proxy statement).

(e)	Includes a signing bonus paid to Dr. Kim at the time he joined the Company.

(f)	Includes moving expenses reimbursed in the amount of $63,116.

The following table provides information on stock options granted in 2003 to each of the Company’s executive officers named in the Summary Compensation Table and stock options granted to all employees as a group. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms for the executive officers named in the Summary Compensation Table and for all employees as a group (assuming their options had ten-year terms) at assumed compound rates of stock appreciation of 5 percent and 10 percent. The actual future value of the options will depend on the market value of the Company’s Common Stock. All option exercise prices are based on fair market value on the date of grant.

Option/SAR Grants In Last Fiscal Year(a)

Name	Individual Grants(b)
	Date of Grant	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/ SARs Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (c)
						0%($)	5%($)		10%($)
Raymond V. Gilmartin	2/28/03	527,495	1.55%	$49.96	2/27/13	—	$16,574,532		$42,003,117
Judy C. Lewent	2/28/03	137,149	0.40%	49.96	2/27/13	—	4,309,388		10,920,834
Per Wold-Olsen	2/28/03	137,149	0.40%	49.96	2/27/13	—	4,309,388		10,920,834
David W. Anstice	2/28/03	137,149	0.40%	49.96	2/27/13	—	4,309,388		10,920,834
Peter S. Kim	2/28/03	210,998	0.62%	49.96	2/27/13	—	6,629,813		16,801,247

All Employees as a Group	(d)	34,106,887	100.00%	(d)	(d)	—	$1,072,949,501	(e)	$2,719,064,695	(e)

						0%	5%		10%
Total potential stock price appreciation from February 28, 2003 to February 27, 2013 for all stockholders at assumed rates of stock price appreciation(f)						—	$70,525,072,144		$178,724,379,556
Potential actual realizable value of options granted to all employees, assuming ten-year option terms, as a percentage of total potential stock price appreciation from February 28, 2003 to February 27, 2013 for all stockholders at assumed rates of stock price appreciation						—	1.52%		1.52%

(a)	Number of securities and exercise or base price adjusted for the spin-off of Medco Health Solutions, Inc. on August 19, 2003.

(b)	Options granted under the ISP to the Company’s executive officers named in the Summary Compensation Table become exercisable in equal installments on the first, second and third anniversaries of the grant date and include a transferable stock option feature that allows the transfer of stock options to immediate family members, family partnerships and family trusts. The Company did not issue stock appreciation rights in 2003 to any of the executive officers named in the Summary Compensation Table.

(c)	These amounts, based on assumed appreciation rates of 0 percent and the 5 percent and 10 percent rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(d)	Options were granted under the ISP throughout 2003 with various vesting schedules and expiration dates through the year 2013. The average exercise price of all options granted to employees in 2003 is $50.0218.

(e)	No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(f)	Based on a spin-off adjusted price of $49.96 on February 28, 2003, and a total of 2,244,505,244 shares of Merck Common Stock outstanding on February 28, 2003.

The following table shows the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 2003 by the Company’s executive officers named in the Summary Compensation Table. The table also shows the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2003 and the aggregate gains that would have been realized had these options been exercised on December 31, 2003, even though these options were not exercised and the unexercisable options could not have been exercised on December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values (a)

Name	Shares Acquired On Exercise (#)	Value Realized (b) ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In- The-Money Options/ SARs at Fiscal Year-End (c) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond V. Gilmartin	—	$ —	2,665,607	2,250,647	$47,950,576	$0
Judy C. Lewent	148,349	5,006,172	643,545	706,845	6,122,374	0
Per Wold-Olsen	127,064	3,884,022	509,912	640,029	3,935,797	0
David W. Anstice	60,000	2,420,250	678,711	661,129	6,122,374	0
Peter S. Kim	—	—	45,716	434,305	0	0

(a)	Number of securities and exercise price adjusted for the spin-off of Medco Health Solutions, Inc. on August 19, 2003.

(b)	Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(c)	Market value of shares covered by in-the-money options on December 31, 2003 less option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

The “Long-Term Incentive Plans—Awards in Last Fiscal Year” table is not included because the Company did not make any long-term incentive plan awards during 2003 to the individuals named in the Summary Compensation Table.

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of the close of business on December 31, 2003. The table does not include information about tax qualified plans such as the Merck & Co., Inc. Employee Savings and Security Plan.

Equity Compensation Plan Information (1)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	232,420,146	(3)	$57.43	124,811,525

Equity compensation plans not approved by security holders (4)	—		—	—

Total	232,420,146		$57.43	124,811,525

(1)	Number of securities and exercise price adjusted for the spin-off of Medco Health Solutions, Inc. on August 19, 2003.

(2)	Includes options to purchase shares of Company common stock and other rights under the following stockholder-approved plans: the 1991 Incentive Stock Plan, the 1996 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2004 Incentive Stock Plan (adopted as the 2003 Incentive Stock Plan and renamed the 2004 Incentive Stock Plan), the Non-Employee Directors Stock Option Plan, the 1996 Non-Employee Directors Stock Option Plan and the 2001 Non-Employee Directors Stock Option Plan.

(3)	Excludes approximately 910,691 shares of phantom stock deferred under the Merck & Co., Inc. Deferral Program. Beginning January 1, 2003, one-tenth of 1 percent of the outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under the Deferral Program and the Executive Incentive Plan in previous years but not issued are reserved for future issuance (4,379,087 as of December 31, 2003). The actual amount of shares to be issued prospectively equals the amount participants elect to defer from payouts under the Company’s various incentive programs, such as the Executive Incentive Plan, divided by the market price.

(4)	The table does not include information for equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions and pursuant to which there remain outstanding options or other warrants or rights (collectively, “Assumed Plans”), which include the following: Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan; Medical Marketing Group, Inc. 1991 Special Non-Qualified Stock Option Plan; Systemed, Inc. 1993 Employee Stock Option Plan; SIBIA Neurosciences, Inc. 1996 Equity Incentive Plan; Provantage Health Services, Inc. 1996 Stock Incentive Plan; Rosetta Inpharmatics, Inc. 1997 and 2000 Employee Stock Plans. A total of 3,577,037 shares of Merck Common Stock may be purchased under the Assumed Plans, at a weighted average exercise price of $15.41. No further grants may be made under any Assumed Plan.

Annual Benefits Payable Under Merck & Co., Inc. Retirement Plans

Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which (1) multiplies (a) the participant’s final average compensation (as defined in the plans) by (b) a multiplier of 2 percent for years of credited service (as defined in the plans) earned prior to July 1, 1995 and a multiplier of 1.6 percent for years of credited service earned after that date (total credited service not to exceed 35 years) and then (2) subtracts 1.6 percent of the participant’s Social Security benefits multiplied by years of credited service (as defined in the plans), not to exceed 50 percent of the primary Social Security benefit.

The following tables show the estimated annual benefits payable using the 1.6 percent and 2 percent multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income and without regard to the Social Security offset. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table 2) to those which could be earned after that date (Table 1).

Pension Plan Tables

Table 1: 1.6% Formula

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits For Years of Credited Service Shown Below)(a)
	15	20	25	30	35
$ 800,000	$192,000	$256,000	$320,000	$384,000	$448,000
1,000,000	240,000	320,000	400,000	480,000	560,000
1,200,000	288,000	384,000	480,000	576,000	672,000
1,400,000	336,000	448,000	560,000	672,000	784,000
1,600,000	384,000	512,000	640,000	768,000	896,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000
2,000,000	480,000	640,000	800,000	960,000	1,120,000
2,200,000	528,000	704,000	880,000	1,056,000	1,232,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000
2,600,000	624,000	832,000	1,040,000	1,248,000	1,456,000
2,800,000	672,000	896,000	1,120,000	1,344,000	1,568,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000
3,200,000	768,000	1,024,000	1,280,000	1,536,000	1,792,000
3,400,000	816,000	1,088,000	1,360,000	1,632,000	1,904,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000
3,800,000	912,000	1,216,000	1,520,000	1,824,000	2,128,000
4,000,000	960,000	1,280,000	1,600,000	1,920,000	2,240,000

Table 2: 2% Formula(b)

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits for Years of Credited Service Shown Below)(a)
	10	15	20	25
$ 800,000	$160,000	$240,000	$320,000	$400,000
1,000,000	200,000	300,000	400,000	500,000
1,200,000	240,000	360,000	480,000	600,000
1,400,000	280,000	420,000	560,000	700,000
1,600,000	320,000	480,000	640,000	800,000
1,800,000	360,000	540,000	720,000	900,000
2,000,000	400,000	600,000	800,000	1,000,000
2,200,000	440,000	660,000	880,000	1,100,000
2,400,000	480,000	720,000	960,000	1,200,000
2,600,000	520,000	780,000	1,040,000	1,300,000
2,800,000	560,000	840,000	1,120,000	1,400,000
3,000,000	600,000	900,000	1,200,000	1,500,000
3,200,000	640,000	960,000	1,280,000	1,600,000
3,400,000	680,000	1,020,000	1,360,000	1,700,000
3,600,000	720,000	1,080,000	1,440,000	1,800,000
3,800,000	760,000	1,140,000	1,520,000	1,900,000
4,000,000	800,000	1,200,000	1,600,000	2,000,000

(a)	Benefits shown are exclusive of the Social Security offset provided for by the benefit formula.

(b)	Credited service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2 percent multiplier) by the executive officers named in the Summary Compensation Table other than Mr. Gilmartin and Dr. Kim. Mr. Gilmartin earned 1.0 year prior to July 1, 1995.

Under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, years of credited service as of July 1, 1995, and as of December 31, 2003—which take into account credited service both before and after July 1, 1995—are, respectively: Ms. Lewent—15 years and 23.5 years; Mr. Wold-Olsen—21.5 years and 30 years; Mr. Anstice—20.5 years and 29 years. As of December 31, 2003, Dr. Kim has 2.5 years of credited service after July 1, 1995. In addition, if these individuals retire from service with the Company at age 65 and with less than 35 years of actual credited service, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives, described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. As of July 1, 1995 and December 31, 2003, Mr. Gilmartin had 1.0 and 9.5 years, respectively, of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan. Pursuant to an employment agreement that was in effect from June 9, 1994 until October 31, 1999, Mr. Gilmartin was credited with 28 years of credited service under the Supplemental Retirement Plan and the multiplier to be used in the formula for benefit calculation will be 1.6 percent. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin’s former employer.

For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 2003 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 2003 for services in 2002 rather than the EIP bonus awards received in 2004 for services in 2003. Pension compensation in 2003 was $3,083,340 for Mr. Gilmartin, $1,305,000 for Ms. Lewent, $1,125,004 for Mr. Wold-Olsen, $1,126,674 for Mr. Anstice and $1,030,008 for Dr. Kim.

The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the “primary plans”) maintained by the Company and its subsidiaries as follows: (1) benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code; (2) benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans (“supplemental benefit”); (3) a minimum annual aggregate benefit under this plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company’s Corporate Policy on Executive Retirement (which includes all the named executive officers in the Summary Compensation Table), reduced in the event of retirement or death prior to normal retirement date; and (4) for employees who, prior to January 1, 1995, were determined by the Company to have occupied bona fide executive or high policymaking positions and who do not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) less (1) the minimum benefit, where applicable, or the supplemental benefit; (2) the primary plan benefit; and (3) any retirement benefit payable from a plan not sponsored by the Company. The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

Employment Contracts

In connection with commencing employment at the Company, Dr. Peter S. Kim, President, Merck Research Laboratories (“MRL”), received an offer letter dated December 15, 2000 describing the terms under which he would be hired.

The letter provides that, like other salaried employees at his grade level, Dr. Kim is eligible for medical, dental and life insurance, long-term disability insurance, long-term care insurance, financial planning services, flexible spending accounts, and 401(k) and retirement plans.

Under the Company’s Home Assistance Program, Dr. Kim received $500,000 to offset his mortgage balance, resulting in a lien placed on his acquired property. The amount is interest free and is forgiven over a period of five years, with appropriate taxes deducted monthly. If he leaves the Company before the lien is satisfied, Dr. Kim must repay a prorated portion of the amount. This arrangement is further described under “Indebtedness of Management” below.

If the Company terminates Dr. Kim’s employment for a reason other than gross misconduct before the second anniversary of Mr. Raymond Gilmartin’s retirement, it will make a one-time grant of $2,000,000 to an academic institution, designated by Dr. Kim, for the sole purpose of enabling him to set up and maintain a research laboratory as an employee of that institution, provided that the designated institution hires him within a year. In that case, Dr. Kim would be subject to noncompete and nondisclosure provisions and a waiver and release of claims, in a format prescribed by the Company, on terms not less favorable to Dr. Kim than to other departing MRL employees at his grade level during the preceding five years.

In connection with commencement of his employment, Dr. Kim received a non-qualified stock option to purchase 125,000 shares of Merck Common Stock, which was adjusted to 131,874 shares to reflect the spin-off of Medco Health Solutions, Inc. In addition, while an employee, Dr. Kim is eligible to receive grants of options to purchase shares of Merck Common Stock under the Incentive Stock Plans. Generally, the terms and conditions of those options are on the same terms as annual grants made to other employees at his grade level. However, during the period from the effective date of Mr. Gilmartin’s retirement through the second anniversary of such retirement, if the Company terminates Dr. Kim’s employment for any reason other than gross misconduct, all of his unvested options will vest on his termination date and be exercisable for five years thereafter.

As used in his offer letter, “gross misconduct” means unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

Indebtedness of Management

Dr. Peter S. Kim, President, MRL, who joined the Company and became an executive officer in February 2001, received an interest-free loan from the Company in connection with his relocation. During 2003, the largest aggregate amount outstanding under the loan was $375,000 and as of January 31, 2004, $266,667 was still outstanding. This loan was made to Dr. Kim prior to the effective date of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002, and is grandfathered under that Act.

Performance Graph

The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company’s Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones US Pharmaceutical Index (“DJUSPR”), formerly referred to as the Dow Jones Pharmaceutical Index—United States Owned Companies, and the Standard & Poor’s 500 Index (“S&P 500 Index”) for the five years ended December 31, 2003. Amounts below have been rounded to the nearest dollar or percent.

Comparison of Five-Year Cumulative Total Return*

Merck & Co., Inc., Dow Jones US Pharmaceutical Index and S&P 500 Index

	End of Period Value	2003/1998 CAGR**
Merck	$74	-6%
DJUSPR	91	-2
S&P 500	97	-1

*	Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1998 and that all dividends were reinvested.

**	Compound Annual Growth Rate.

Audit Committee

The Audit Committee’s Report for 2003 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent auditors, management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee discussed with and received a letter from the independent auditors confirming their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Heidi G. Miller
Chairperson

Thomas E. Shenk	Samuel O. Thier
Wendell P. Weeks	Peter C. Wendell

Pre-Approval Policy for Services of Independent Auditors

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Auditors

Fees for all services provided by PricewaterhouseCoopers LLP, the Company’s independent auditors, for fiscal years 2003 and 2002 are as follows:

Audit Fees

Fees for services for fiscal years 2003 and 2002 related to the annual financial statement audits and reviews of quarterly financial statements filed in the reports on Form 10-Q and statutory audits approximated $10.8 million and $6.8 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2003 and 2002, primarily related to the spin-off of Medco Health Solutions, Inc. and employee benefit plan audits, approximated $2.3 million and $3.6 million, respectively.

Tax Fees

Fees for tax services for fiscal years 2003 and 2002 approximated $0.7 million and $0.5 million, respectively.

All Other Fees

Fees for other services for fiscal years 2003 and 2002 approximated $0.1 million and $0.6 million, respectively.

Change in Independent Auditors

On February 26, 2002, the Board of Directors of the Company and its Audit Committee dismissed Arthur Andersen LLP as the Company’s independent auditors and engaged PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the fiscal year 2002. The appointment of PricewaterhouseCoopers LLP was ratified by stockholders at the Company’s 2002 Annual Meeting of Stockholders.

Arthur Andersen’s report on the Company’s consolidated financial statements for the year ended 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2001 and through March 21, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K.

The Company provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen’s letter, dated March 21, 2002, stating its agreement with such statements, is incorporated by reference to Exhibit 16 filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

During the year ended December 31, 2001 and through the date of the Board’s decision, the Company did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, comprised of independent members of the Board, has appointed PricewaterhouseCoopers LLP as independent auditors of the Company with respect to its operations for the year 2004, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Because the members of the Audit Committee value stockholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of

PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

3.    PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

The Board of Directors recommends approval of an amendment to the Company’s Restated Certificate of Incorporation that would reinstate the annual election of the Company’s directors. Under the Company’s current system, which was approved by stockholders in 1985, directors are divided into three classes serving staggered three-year terms. Evelyn Y. Davis, Editor of Highlights and Lowlights, has submitted numerous stockholder proposals calling for a return to the annual system that was in place prior to 1985. Mrs. Davis’ proposal has received support from a majority of the voting shares for the past several years.

The Board’s Committee on Corporate Governance and the full Board regularly have considered the merits of annually elected and staggered boards, taking a variety of perspectives into account. The Board believes that its staggered system has helped assure continuity and stability of the Company’s business strategies and policies and has reinforced a commitment to a long-term point of view rather than encouraging excessive focus on short-term goals. Although these are important benefits, the Board acknowledges the growing sentiment of the Company’s stockholders in favor of annual elections and believes that the Board would be equally effective in protecting stockholder interests under an annual system. As a result, the Board has adopted a resolution, subject to stockholder approval, amending Article VI of the Company’s Restated Certificate of Incorporation to eliminate classification of the Board and to make certain other changes to Article VI (the “Declassification Amendment”). Under the Declassification Amendment, all directors standing for election would be elected for one-year terms, as described below:

•	All directors elected at the 2004 Annual Meeting of Stockholders or thereafter would be elected for one-year terms;

•	Directors assigned to the Class of 2005, who were previously elected at the Company’s 2002 Annual Meeting of Stockholders, would stand for election in 2005 and would be elected for one-year terms thereafter;

•	Directors assigned to the Class of 2006, who were previously elected at the Company’s 2003 Annual Meeting of Stockholders, would stand for election in 2006 and would be elected for one-year terms thereafter; and

•	Vacancies that occur during the year would continue to be filled by the Board of Directors to serve only until the next annual meeting.

If the proposed Declassification Amendment is not approved by stockholders at this Annual Meeting, the Board will remain classified and the directors elected at the meeting will serve for a term ending at the Company’s 2007 Annual Meeting of Stockholders, except for Mr. Wendell, whose term will expire at the 2005 Annual Meeting.

To become effective, the Declassification Amendment must receive the affirmative vote of at least 80 percent of the outstanding shares entitled to vote. If it receives the required vote, a Certificate of Amendment to the Restated Certificate of Incorporation will be filed with the State of New Jersey. The Board has already approved amendments to the Company’s By-Laws that, upon stockholder approval of this proposal, will make them consistent with the Declassification Amendment.

In addition, as part of the Declassification Amendment, two technical amendments are proposed to better align the Restated Certificate of Incorporation with applicable law.

The proposed Declassification Amendment to the Company’s Restated Certificate of Incorporation is set forth in Appendix A to this proxy statement with deletions indicated by strike-outs and additions indicated by underlining.

The Board of Directors recommends a vote FOR this proposal.

4.    STOCKHOLDER PROPOSAL CONCERNING MANAGEMENT COMPENSATION

Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of 1,200 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

“PROPOSAL: Management and Directors are requested to consider discontinuing all rights, options, SAR’s, and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees who are offered reasonable employee options or bonuses.

“REASONING: Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial ‘Remuneration’ entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

“When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

“There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily ‘align shareowner/management relations,’ with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

“Thank You, and please vote YES for this Proposal.”

Board of Directors’ Statement in Opposition to the Resolution

The Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors, oversees the compensation policies of the Company. The Committee believes that the use of stock options and other equity-based incentives benefits the Company and its stockholders by better aligning employee interests with those of the Company’s stockholders. The concurrence of stockholders in the use of this form of compensation was evidenced at the Company’s 2003 Annual Meeting where they overwhelmingly approved the 2004 Incentive Stock Plan. Moreover, substantially similar proposals were submitted by the same stockholder at the 1996, 1997 and 2000 Annual Meetings of Stockholders and were soundly defeated.

The compensation provided to the Company’s top five employees is within a range of compensation offered by comparable companies, as outside compensation and benefit consultants have confirmed, and is appropriately linked to the employees’ performance and contributions to the Company. In addition, the Compensation and Benefits Committee of the Board has retained an outside compensation consultant to independently advise the Committee on compensation objectives and policies for all employees and the setting of executive officer compensation, including the top five employees.

The Committee’s policy is to make a high proportion of senior management compensation dependent on long-term performance and on enhancing stockholder value, which is consistent with the long-term focus of the Company’s research and development-based business. The elimination of equity-based incentives and bonus payments would remove flexibility in setting compensation, thereby placing the Company at a competitive disadvantage, and could adversely affect the Company’s ability to attract, retain and motivate the highly qualified employees necessary to achieve the Company’s objectives.

The Board of Directors recommends a vote AGAINST this proposal.

5.    STOCKHOLDER PROPOSAL CONCERNING EXTENSION OF

PRESCRIPTION DRUG PATENTS

The Province of St. Joseph of the Capuchin Order, 1015 North 9th Street, Milwaukee, WI 53233, owner of 200 shares of Common Stock of the Company, and 18 co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

“BE IT RESOLVED: Shareholders request the Board of Directors develop ethical criteria for the extension of patents on prescription drugs and to issue a report on the implications of such criteria. The Report, prepared at reasonable cost and omitting proprietary information, will be made available to all shareholders by September 2004.

“SUPPORTING STATEMENT: We believe that all persons have a right to the health care necessary for their development and well-being [UN Universal Declaration of Human Rights, Art. 25.1].

“Advances in the development of pharmaceutical products play an increasingly significant role in countering disease and enhancing human health. Approved generic drugs, which are lower in cost and are effective alternatives to their brand name counterparts, expand access to needed treatments.

“The U.S. patent system is designed to reward risk and innovation by giving a government-granted monopoly to a particular product or process. A patent holder may request a limited extension of this protection.

“A National Institute for Health Care Management study (May 2002) found that:

•	Two-Thirds of drugs approved by the Food and Drug Administration (FDA) between 1989 and 2000 were simply modified or identical versions of existing products, i.e., ‘me too’ drugs.

•	Modified medicines were often more expensive than their older counterparts, even where the FDA found that they offered no significant advantages.

“There has been adverse publicity about drug manufacturers’ marketing of ‘me-too’ drugs and the strategies employed to extend patents on brand name pharmaceuticals. Changing a relatively minor aspect of a patented drug, suing generic drug manufacturers, or paying them not to market their pharmaceuticals have been called ‘devious tactics’ by critics and ‘gaming the patent system’ by the Chair of the Federal Trade Commission.

“Such actions may result in: lost cost savings for healthcare consumers and providers; diminished public confidence in companies and an industry that appears to abuse intellectual property protections; and fewer truly innovative pharmaceutical products on the market. It is prudent to minimize the risk of such harms.

“Our Company’s CEO has publicly stated that he believes that inappropriately delaying the introduction of generic drugs is not beneficial for business, consumers, or the healthcare system because generics play a critical role in managing drug costs. They also provide greater access to prescription medicines at a time when, as he noted last year, ‘Spending is increasing at a rate of 15 to 20 percent annually in the United States’ (Annual Report 2002, p. 2).

“Our Company has stated that, ‘We care deeply about the results we achieve…but we also care about how we achieve those results, both inside and outside the walls of Merck’ (Annual Report 2002, p. 13). The proponents of this resolution believe that it provides an excellent opportunity to enhance our Company’s reputation for transparency, accountability and ethical conduct.

“Therefore, we urge shareholders to vote FOR this proposal.”

Board of Directors’ Statement in Opposition to the Resolution

The Company has pursued the protection of its intellectual property in a manner that the Board believes is in the interests of patients, healthcare payers and stockholders. As acknowledged by the proponents, Merck management has stated clearly that, while Merck will vigorously defend its patents, it will not pursue baseless legal or other remedies designed merely to delay the entry of generic medicines. The Board believes that taking such actions would be inconsistent with the long-term interests of stockholders.

Further, the issue of alleged unjustified actions to extend patents has been the subject of extensive recent study by the U.S. Federal Trade Commission (the “FTC”). In its July 2002 report, Generic Drug Entry Prior to Patent Restoration, the FTC made a series of recommendations to address eight examples of situations between 1992 and 2000 where pharmaceutical companies had used a provision of the Drug Price Competition and Patent Restoration Act of 1984 (commonly known as the Hatch-Waxman law) to delay generic drug entry in a manner that the FTC found did not enhance competition. None of the cited examples involved a Merck product. On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. This law includes provisions that make amendments to the statutory provisions governing the process for generic drug approvals. These amendments address the principal concerns addressed in the FTC study.

Given these facts, the Board believes that the expenditure of Company resources to prepare the proposed report on the “ethical criteria for the extension of patents” would not assist the Company in managing its intellectual property. The Board believes that the interests of patients, healthcare payers and stockholders would be better served by the Company pursuing the policies cited favorably by the proponents.

A substantially similar proposal was submitted by the same proponent at the 2003 Annual Meeting of Stockholders and was soundly defeated.

The Board of Directors recommends a vote AGAINST this proposal.

6.    STOCKHOLDER PROPOSAL CONCERNING ETHICAL AND SOCIAL PERFORMANCE OF THE COMPANY

Human Life International, 4 Family Life, Front Royal, VA 22630, owner of 308 shares of Common Stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

“WHEREAS, Merck’s Statement on Values says, ‘Our business is preserving and improving human life. All of our actions must be measured by our success in achieving this goal. We are committed to the highest standards of ethics and integrity.’

“WHEREAS, we believe Merck has violated its basic Statement on Values because of our Company’s use of cell-culture lines from aborted humans.

“BE IT RESOLVED: The Board of Directors appoint a special committee of the Board, consisting solely of independent Board members, to review ways to link executive compensation with the Company’s ethical and social performance, and in particular, with Merck’s Statement on Values, and to report to the shareholders the results of the review. This report may omit confidential information and be prepared at reasonable cost.”

Board of Directors’ Statement in Opposition to the Resolution

The Board of Directors believes that corporate conduct is inseparable from the conduct of individual employees in the performance of their work. Every Merck employee is responsible for adhering to business practices that are in accordance with the letter and spirit of applicable laws and with ethical principles that reflect the highest standards of corporate and individual behavior.

The Company’s unwavering commitment to high ethical standards applies to every aspect of its business, including its policies and practices related to use of cell culture lines, as it discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. Merck, as well as other vaccine manufacturers, uses two well-established human cell lines to grow the virus for selected vaccines. The FDA has approved the use of these cell lines for the production of these Merck vaccines. The cell lines were obtained more than 30 years ago and have been maintained under strict federal guidelines by the American Type Culture Collection. They are now more than three generations removed from their origin, and we have not used any new tissue to produce these vaccines.

The Board notes that in May 1995, the Company established the Office of Ethics to help protect and promote the Company’s high ethical standards on a worldwide basis by developing and overseeing global initiatives designed to deter illegal, unethical and improper behavior related to the Company’s business. The Office also serves as an additional channel for the receipt and investigation of reports of unethical practices and for the investigation and resolution of internal complaints involving the management and fair treatment of employees.

The proposal seeks to have the Company appoint a committee made up of independent directors to review ways to link compensation with the Company’s ethical and social performance. The Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors, establishes compensation objectives and policies for all employees and sets compensation for the Company’s executive officers. In evaluating performance and setting executive compensation, the Committee considers the Company’s leadership principles which, among other things, are intended to support actions that reflect a high degree of integrity and ethics. In addition, the Committee on Public Policy and Social Responsibility, which also is comprised entirely of independent directors, monitors and evaluates factors that impact the ethical and social performance of the Company. In particular, it advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its special obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to the highest standards of ethics and integrity in all its dealings.

A substantially similar proposal was submitted by the same proponent at the 2003 Annual Meeting of Stockholders and was soundly defeated.

The Board of Directors recommends a vote AGAINST this proposal.

7.    STOCKHOLDER PROPOSAL CONCERNING USE OF SHAREHOLDER RESOURCES FOR POLITICAL PURPOSES

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, owner of 23,800 shares of Common Stock of the Company, and five co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the

Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

“WHEREAS: The pharmaceutical industry, and Merck in particular, spend significant financial and other resources to support political candidates and political entities.

“Between January 1, 1991 and December 31, 2002 the Pharmaceutical Research and Manufacturers Association and its members gave $57.9 million in political contributions, including more than $35.5 million in soft money donations to the national political parties and more than $22.4 million in Political Action Committee (PAC) donations to federal candidates. (Follow the Dollar Report, July 1, 2003, Common Cause)

“In 1999-2000 members of the Citizens for a Better Medicare, which included Merck and several other pharmaceutical companies, contributed $20 million to federal candidates and parties. (Lobbies Force a Bitter Pill, Vikki Kratz, Newsday, pg. B4, 4 August 2002)

“In New Jersey alone pharmaceutical companies gave $1.9 million to state elected officials, candidate and political party organizations over the past four years. Merck ranked third on this list of contributors, following Schering-Plough and Pfizer, but ahead of Johnson & Johnson. (Citizen Action report cited in Drug Makers Gave $1.9 Million to N.J. Politicians in 4 Years, Lewis Krauskopf, The Record, Bergen County, NJ, pg. B3, September 24, 2003)

“WHEREAS: These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how their funds are being spent.

“Although there are various disclosure requirements for political contributions, they are difficult for shareholders to access and they are not complete. For example, corporate soft money contributions are currently legal in 49 states, but the disclosure standards can vary. Also, while corporations are not allowed to make direct contributions to candidates, they are allowed to fund the administrative support for PACs to which employees make contributions. Corporations can also make unlimited contributions to ‘Section 527’ organizations, political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates. These do not have to be reported.

“WHEREAS: Our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable. In addition, public backlash can harm a company’s reputation and, as a result, its longer term business prospects.

“RESOLVED: The shareholders request that the Board of Directors adopt a policy to report annually to shareholders in a separate report on corporate resources devoted to supporting political entities or candidates on both state and federal levels. We suggest that the requested comprehensive report set forth and quantify, specifically and not in aggregate, company resources devoted to supporting political entities and candidates, to supporting third-party organizations which engage in political activity including section 527 organizations, and related expenditures of money and other resources.”

Board of Directors’ Statement in Opposition to the Resolution

The Company is committed to participating in the political process by supporting non-partisan registration and political education activities; expressing Company views in legislative forums; and communicating with employees, stockholders, customers, legislators, health professionals and others with common interests. Efforts to control healthcare costs, including prescription drug costs, and other reforms to the U.S. healthcare system that will directly affect the Company’s business and the incentives for innovation continue to be debated at the federal and state government level. It is appropriate for the Company to help inform this debate. Merck contributes to state candidates in the states where such corporate contributions are allowed by law. Merck does not contribute to any federal political candidates or national political parties. Moreover, for the state candidate contributions, Merck has a formal Corporate Contributions Committee that oversees such contributions.

Within this context, the Company believes it is important to support state candidates from all parties who believe in:

•	Free market system based on competition and innovation;

•	Government assistance for improving access to care for low-income, uninsured citizens;

•	International trade and access to international markets;

•	Protection of our intellectual property rights;

•	Government support of basic research; and

•	Efficient and effective regulatory systems.

Merck contributions to state and local candidates are disclosed by recipients on public reports filed by the recipients. All Merck contributions to section 527 organizations are also disclosed by those organizations on public reports filed either with the Internal Revenue Service, which makes this information available to the public on its website, or with state campaign finance officials. Stockholders seeking additional information may write to the Company. Merck complies with current disclosure requirements as prescribed by federal and local laws and Generally Accepted Accounting Principles. The Board believes that the Company’s voluntary and required disclosures provide stockholders with ample information and that additional reports are not required.

The Board of Directors recommends a vote AGAINST this proposal.

8.    STOCKHOLDER PROPOSAL CONCERNING A REPORT RELATED TO THE GLOBAL

HIV/AIDS PANDEMIC

Unitarian Universalist Service Committee, 130 Prospect Street, Cambridge, MA 02139-1845, owner of 600 shares of Common Stock of the Company, and 19 co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

“WHEREAS: Investors have an interest in how our company balances long-term issues with shorter-term performance;

“One long-term factor relevant to our company is the public health crisis confronting emerging markets and its implications for the future sustainability of our company’s sector’s current business model;

“There are more than 42 million people worldwide currently living with HIV/AIDS, over 95% of whom live in the developing world;

“Effective treatments for HIV/AIDS exist, but only 4% of those who need treatment have access to it;

“According to UNAIDS, the HIV/AIDS pandemic is ‘creating or aggravating poverty among millions of people, eroding human capital, weakening government institutions and threatening business activities and investment;’

“Malaria kills between one and two million people each year and 300-500 million new cases occur every year;

“Malaria is often treated in developing countries with drugs that are no longer effective, and people with resistant malaria cannot access the treatment that could save their lives;

“In a report for the UN Conference on Financing for Development, UNAIDS states: ‘Increasing illness and death of large numbers of productive members of society will reduce overall production and consumption;’

“The highly touted agreement at the World Trade Organization related to easing access to essential medicines in developing countries has several riders. They place new regulatory burdens and additional uncertainty on countries and companies importing and exporting generic essential medicines.

“Core Ratings, a subsidiary of Fitch Ratings, first recognized as a nationally recognized statistical rating organization (NRSRO) by the SEC in 1975, has found, relative to our company’s peers in the pharmaceutical industry, that our company’s ‘public disclosure is good in terms of written and published information. However, the company demonstrates a reticence to discuss issues beyond what it has published.’ It further reports that ‘Merck does not disclose its position on patent flexibility or give examples of where it has relaxed patents to improve access in developing countries.’ (Philanthropy or Good Business? Emerging Market Issues for the Global Pharmaceutical Industry, Core Ratings, May 2003).

“The World Bank reports that in southern Africa and other affected regions ‘a complete economic collapse will occur’ unless there is a response to the HIV/AIDS pandemic. Even ‘a delay in responding to the outbreak of the epidemic, however, can lead to collapse.’ (The Long-run Economic Costs of AIDS, June 2003, The World Bank).

“RESOLVED: Shareholders request that our board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2004 annual meeting. This report, developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

“SUPPORTING STATEMENT: Investors want to feel confident that our board has fully considered the risks and opportunities our company faces in relation to the public health crisis in emerging markets, and has effective policies and processes in place for dealing with the challenges.”

Board of Directors’ Statement in Opposition to the Resolution

The Company is widely recognized as a leader in providing and creating access to medicines and information to address the impact of diseases in a variety of resource-scarce settings in the developing world. As examples:

•	The Company sells its current HIV/AIDS medicines in the poorest countries and those hardest hit by the HIV epidemic at prices where Merck does not profit, and offers significant discounts in other developing countries.

•	In 2000, the Company spearheaded an initiative with the Bill & Melinda Gates Foundation and the Government of Botswana to help confront Botswana’s HIV/AIDS epidemic. The partnership, known as the African Comprehensive HIV/AIDS Partnerships (or ACHAP), supports a comprehensive approach to HIV/AIDS prevention, care, treatment and support. As a result of this initiative, more than 17,000 people in Botswana are enrolled in the country’s national antiretroviral (“ARV”) treatment program, making it the largest government-led treatment program on the African continent. The Merck/Gates/Botswana partnership is providing a model of best practices that could potentially be adapted by other countries facing similar challenges.

•	The Company is an active participant in the UN/Industry Accelerating Access Initiative (AAI) – a cooperative endeavor among five UN agencies and six pharmaceutical companies – to identify practical and specific ways to accelerate access to HIV-related care and treatment in developing countries. Since AAI’s launch in May 2000, 49 countries have received increased access to ARV treatment at significantly reduced drug prices. Through their efforts, AAI partners have witnessed both an eight-fold increase in patients on ARV treatment in the developing world and a significant increase in the quality of treatment.

As a result of these policies and initiatives, by the end of 2003 more than 120,000 HIV-infected patients in 62 developing countries were receiving Merck HIV medicines as part of their ARV therapy.

In addition, Merck recently developed a global HIV/AIDS, TB and malaria workplace policy, formalizing existing practices to ensure that all Merck employees and their dependents have access to appropriate prevention programs and a minimum standard of treatment and care, regardless of work location.

Merck has undertaken a significant long-term commitment toward HIV/AIDS research, especially to develop a safe and broadly effective HIV vaccine, and continues to work on new therapeutic approaches for HIV treatment. Importantly, in more than 50 countries in Africa, Merck has no patents on its HIV medicines.

Merck’s commitment and actions in the global fight against HIV/AIDS are recognized by key opinion leaders worldwide. In addition, the Company recently received the Corporate Stewardship Award from the U.S. Chamber of Commerce Center for Corporate Citizenship for its stewardship values and actions, which include Company programs that have helped improve access to medicines around the world. More information about the Company’s HIV/AIDS initiatives can be found at www.merck.com/about/cr.

The Board believes the additional reviews and report required by the proposal are unnecessary and would use resources that could be more effectively applied to continuing and supporting the Company’s HIV/AIDS initiatives.

The Board of Directors recommends a vote AGAINST this proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. We are not aware of any beneficial owner of more than 10 percent of Merck Common Stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors were complied with during the 2003 fiscal year except that (a) an amended Form 5 was filed in June 2003 for Dr. William Bowen to report the inadvertent omission from his Form 5 filing for fiscal year 2002 of a gift of Merck stock to a trust for which he is the trustee; and (b) a Form 4 to report a stock option exercise by Dr. Bradley T. Sheares, President, U.S. Human Health, was filed late.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

March 9, 2004

Appendix A

DECLASSIFICATION AMENDMENT TO THE RESTATED CERTIFICATE

OF INCORPORATION OF MERCK & CO., INC.

Article VI of the Restated Certificate of Incorporation of the Company is amended as follows:

1.	A blackline showing a change to the first paragraph is below.

The number of directors of the Corporation shall be such number, not less than three, as may, from time to time, be ~~provided by~~ determined in accordance with the By-Laws. The By-Laws shall prescribe the manner in which the number of directors necessary to constitute a quorum of the Board of Directors shall be determined, which number may be less than a majority of the whole Board of Directors. The By-Laws shall also prescribe the manner in which the retirement age of and other restrictions and qualifications for directors of the Corporation shall be determined. Advance notice of nomination by a stockholder for the election of directors shall be made in the manner provided in the By-Laws.

2.	The second paragraph is deleted in its entirety and replaced with the blackline paragraph below.

~~The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1985, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders after 1985, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. At such annual meeting, such director or a successor to such director shall be elected and qualified in the class to which such director is assigned to hold office for the term or remainder of the term of such class. Directors shall continue in office until others are chosen and qualified in their stead. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible. To the extent of any inequality within the limits of the foregoing, the class or classes caused to have the greatest or greater number of directorships shall be the class or classes then having the last date or the later dates for the expiration of its or their terms. No decrease in the number of directors shall shorten the term of any incumbent director.~~

At the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders; at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. At such annual meeting, such director or a successor to such director shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

3.	A blackline showing a change to the fourth paragraph is below.

The Board of Directors, by vote of a majority of the whole Board, may appoint from the directors an executive committee and such other committees as they may deem judicious; and to such extent as shall be

A-1

provided in the resolution of the Board or in the By-Laws, may delegate to such committees all or any of the ~~powers~~ authority of the Board of Directors which may be lawfully delegated, and such committees shall have and thereupon may exercise all or any of the ~~powers~~ authority so delegated to them. The Board of Directors of the Corporation or the By-Laws may provide the number of members necessary to constitute a quorum of any committee and the number of affirmative votes necessary for action by any committee.

A-2

MERCK & CO., INC. ONE MERCK DRIVE P.O. BOX 100 WHITEHOUSE STATION, NJ 08889

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2004. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to MERCK & CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MERCK1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCK & CO., INC.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.
1.	Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
	01) Peter C. Wendell*	04) Thomas E. Shenk**
	02) William G. Bowen**	05) Wendell P. Weeks**
03) William M. Daley**
	*Term expiring 2005 **Term expiring 2005 (expiring in 2007 if Item 3 below is not approved)					☐	☐	☐

			For	Against	Abstain				For	Against	Abstain
2.	Ratification of the appointment of the Company’s independent auditors for 2004		☐	☐	☐	6.	Stockholder Proposal Concerning Ethical and Social Performance of the Company		☐	☐	☐

3.	Proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors		☐	☐	☐	7.	Stockholder Proposal Concerning Use of Shareholder Resources for Political Purposes		☐	☐	☐

The Board of Directors recommends a vote AGAINST Items 4 through 8.						8.	Stockholder Proposal Concerning a Report Related to the Global HIV/AIDS Pandemic		☐	☐	☐
4.	Stockholder Proposal Concerning Management Compensation		☐	☐	☐

5.	Stockholder Proposal Concerning Extension of Prescription Drug Patents		☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.					☐	Please indicate if you wish to view Proxy Statement and Annual Report electronically via the Internet rather than receiving a hard copy. You will continue to receive a Proxy Card for voting purposes only.			Yes ☐	No ☐

						Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Stockholders

Tuesday, April 27, 2004, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5, which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

This ticket admits the named Stockholder(s) and one guest.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RAYMOND V. GILMARTIN, KENNETH C. FRAZIER and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 27, 2004, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR Items 1, 2 and 3 and AGAINST Items 4 through 8.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. ON APRIL 26, 2004.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)